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Exhibit (a)(3)

COMPUTERS HORIZONS CORP.
FORM OF CONFIRMATION TO OFFEREES ELECTING
TO PARTICIPATE IN THE OFFER TO EXCHANGE

To: Offeree

This message confirms that on January 28, 2003, Computer Horizons Corp. canceled options to purchase                        shares, which you submitted for exchange under your Letter of Transmittal (Election to Participate). Computer Horizons Corp. will grant you a new option to purchase            shares on or after July 30, 2003 subject to your continued employment with Computer Horizons Corp. and the other terms set forth in the Summary of Terms and Offer to Exchange.

If you have any questions about this message, please contact David Corcoran of the Legal Department of Computer Horizons Corp. by email at dcorcora@ComputerHorizons.com, or by telephone at (973) 299-4058.

Thank you,

William J. Murphy
Chief Financial Officer

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Exhibit (a)(3) COMPUTERS HORIZONS CORP. FORM OF CONFIRMATION TO OFFEREES ELECTING TO PARTICIPATE IN THE OFFER TO EXCHANGE